EXHIBIT 1
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                 Corporate Organizational Chart

                        Partners Limited


                    The Edper Group Limited


                                             Hees International Bancorp Inc.

     Brascan Holdings Inc.

     Brascan Limited

                                                 Noranda Equities Inc.

     Brascade Holdings Inc.


     Brascade Resources Inc.


                               Noranda Inc.

     Brenda Mines Ltd.


                                                    Kerr Addison Mines Limited


                                                    Battle Mountain Canada Ltd./
                                                    Battle Mountain Gold Company